UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2008

FORMFACTOR, INC.

(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-50307	13-3711155
(Commission File Number)	(IRS Employer Identification No.)

7005 Southfront Road, Livermore, CA	94551
(Address of principal executive offices)	(Zip Code)

(925) 290-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2.):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.          Results of Operations and Financial Condition.

On April 8, 2008, FormFactor, Inc. issued a press release revising its first quarter guidance for the first quarter ended March 29, 2008.  A copy of the press release is furnished as Exhibit 99.01 to this report and is incorporated herein by reference.

Item 2.05.          Costs Associated with Exit or Disposal Activities.

On April 8, 2008, FormFactor, Inc. announced its commitment to implement a global cost reduction plan that will include reducing its global workforce by about 12%, with the reductions primarily coming from the company’s North America operations. The plan also includes the consolidation of a facility in Livermore, California. The plan is designed to restructure the company to better align with the market environment.  A substantial portion of the activities comprising the cost reduction plan are expected to be completed by the end of the second quarter of fiscal 2008 with the remaining activities to be completed in the third quarter of fiscal 2008. FormFactor expects to record charges in the range of $3.5 to $4.5 million related to the cost reduction plan, which includes approximately $500,000 associated with the facility consolidation. FormFactor will record the charges in the second and third quarters of fiscal 2008 when the particular activities comprising the plan are completed. A substantial portion of the charges associated with the cost reduction plan are expected to result in future cash expenditures.

Item 9.01.                              Financial Statements and Exhibits.

Exhibit
Number	Exhibit Title or Description
99.01	Press release dated April 8, 2008.

The information in this current report and the accompanying exhibit, other than Item 2.05, shall not be incorporated by reference into any filing of FormFactor with the Securities and Exchange Commission, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing. The information in this report and the accompanying exhibit, other than Item 2.05, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 9, 2008	FORMFACTOR, INC.

	By:	/s/ JEAN B. VERNET
Jean B. Vernet
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Exhibit Title or Description
99.01	Press release dated April 8, 2008.